SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”) is dated as of December 31, 2025 (the “Effective Date”), by and between Sow Good Inc., a Delaware corporation (the “Company”), and Mr. David Lazar, an Israeli and E.U. citizen residing in Panama (the “Purchaser” or “Lazar”).

WHEREAS, the Company has been exploring the strategic options available to it that will result in, what it believes to be, the best opportunity available to maximize the value of the Company and its stakeholders;

WHEREAS, the Purchaser, who has experience investing in U.S. public companies, proposed completing a series of transactions with the Company that will involve, among other transactions set forth in this Agreement, (i) an investment of Six Million Dollars (USD $6,000,000) of cash (Three Million Dollars (USD $3,000,000) at the First Closing (as defined below); and Three Million Dollars (USD $3,000,000) at the Second Closing (as defined below)) to the Company in exchange for the Company issuing equity securities as described herein (the “Investment”), which such securities, upon becoming fully convertible will be convertible into an aggregate of three hundred ninety-six million (396,000,000) shares of Common Stock (as defined below), and (ii) Lazar, immediately prior to the execution and effectiveness of this Agreement (the “Effective Time”), being appointed to the Board of Directors (as defined below) and as Chairman of the Board of Directors, and, in connection with the Second Closing, having a right to nominate up to five (5) additional individuals to be elected to the Board of Directors; and

WHEREAS, subject to the terms and conditions set forth in this Agreement and pursuant to the applicable regulations under the Securities Act, including pursuant to Regulation S of the Securities Act (“Regulation S”), the Company desires to issue and sell to the Purchaser, and the Purchaser desires to purchase from the Company, the Securities (as defined below) of the Company and to consummate the other transactions contemplated by this Agreement and the other Transaction Documents (collectively, the “Contemplated Transactions”) as more fully described in this Agreement.

WHEREAS, it is the intention of the parties hereto that the Purchaser’s acquisition of Securities pursuant to this Agreement shall be exempt from Section 16(b) of the Exchange Act, and, accordingly, prior to the Effective Date, the Board of Directors adopted resolutions appointing Lazar to the Board of Directors effective immediately prior to the Effective Time and as Chief Executive Officer of the Company effective immediately following the First Closing, and subsequently approving Lazar’s acquisition of Securities hereunder and exempting such acquisition from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 (the “Rule 16b-3 Exemption Approvals”).

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Purchaser agree as follows:

ARTICLE 1.

DEFINITIONS

1.1
Definitions. In addition to the terms defined elsewhere in this Agreement: (a) capitalized terms that are not otherwise defined herein have the meanings given to such terms in the Certificate of Designations (as defined herein), and (b) the following terms have the meanings set forth in this Section 1.1:

“Acquiring Person” shall have the meaning given such term in Section 4.9.

“Action” shall have the meaning given such term in Section 3.1(k).

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 under the Securities Act.

“Board of Directors” means the board of directors of the Company or any authorized committee thereof.

“Business Day” means any day other than Saturday, Sunday, any day which is a federal legal holiday in the United States or any other day on which commercial banks in the City of New York, New York are authorized or required by law to remain closed; provided, however, for clarification, commercial banks shall not be deemed to be authorized or required by law to remain closed due to “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in the City of New York, New York are generally open for use by customers on such day.

“Certificates of Designations” means the Certificate of Designations of the Series AA Preferred Stock and the Certificate of Designations of the Series AAA Preferred Stock, each to be filed prior to the applicable Closing by the Company with the Secretary of State of Delaware, in the forms attached hereto as Exhibit A and Exhibit B, respectively.

“Charter Amendment” shall have the meaning set forth in Section 4.14(b).

“Closing” shall have the meaning given such term in Section 2.2.

“Closing Date” means, with respect to each of the First Closing and Second Closing, the date all conditions precedent to (i) the Purchaser’s obligations to pay the applicable portion of the Purchase Price and (ii) the Company’s obligations to deliver the applicable portion of the Securities, in each case, have been satisfied or waived, but in no event later than the second (2nd) Trading Day following the date thereof.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the common stock of the Company, par value $0.001 per share, and any other class of securities into which such securities may hereafter be reclassified or changed.

“Common Stock Equivalents” means any securities of the Company which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Company Creditors” means the persons listed in Schedule 3.1(aa).

“Company Party” means all directors, officers, stockholders, employees, agents, and representatives, including those directors comprising the current Board of Directors.

“Confidentiality Agreement” shall have the meaning set forth in Section 3.2(g).

“Contemplated Transactions” shall have the meaning given such term in the recitals.

“Continued Services Agreement” means the Distribution Agreement dated the date of the First Closing, for certain business services to be provided by Trea Grove, LLC to the Company in the form set forth in Exhibit F.

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Preferred Stock in accordance with the terms of the Certificates of Designations.

“Disclosure Schedules” means the Disclosure Schedules of the Company scheduled to this Agreement.

“Effective Time” shall have the meaning given such term in the recitals.

“Effective Date” shall have the meaning given such term in preamble.

“Evaluation Date” shall have the meaning given such term in Section 3.1(s).

“Exchange Act” means Securities Exchange Act of 1934, as amended.

“Exempt Issuance” means the issuance of (a) shares of Common Stock or options, restricted stock units or other equity awards to employees, consultants, contractors, advisors, officers or directors of the Company pursuant to any stock, option or equity plan duly adopted for such purpose, (b) securities upon the exercise, exchange or conversion of any Securities issued hereunder, and/or other securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the Effective Date, provided that such securities have not been amended since the Effective Date to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of such securities (other than in connection with stock splits or combinations) or to extend the term of such securities, (c) securities issued pursuant to acquisitions or strategic transactions, approved by a majority of the disinterested directors on the Board of Directors, provided that such securities are issued as “restricted securities” (as defined in Rule 144) and carry no registration rights that require or permit the filing of any registration statement in connection therewith during the prohibition period in Section 4.16(a) herein, provided that any such issuance shall only be to a Person (or to the equity holders of a Person) which is, itself or through its subsidiaries, an operating company or an owner of an asset in a business synergistic with the business of the Company and shall provide to the Company additional benefits in addition to the investment of funds, but shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities, or (d) the issuance of shares of Common Stock to the Purchaser contemplated by this Agreement.

“Expected Sale Date” shall have the meaning given such term in 4.16(a)(ii).

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

“First Closing” shall have the meaning given such term in Section 2.2.

“First Closing Shares” means the aggregate shares of Series AA Preferred Stock issued at the First Closing, which will not be convertible into shares of Common Stock prior to Stockholder Approval.

“GAAP” shall have the meaning given such term in Section 3.1(i).

“Indebtedness” shall have the meaning given such term in Section 3.1(aa).

“Investment” shall have the meaning given such term in the recitals.

“Lazar” shall have the meaning set forth in the preamble.

“Liens” means an adverse claim, lien, charge, pledge, security interest, encumbrance, right of first refusal, or preemptive right.

“Material Adverse Effect” shall have the meaning assigned to such term in Section 3.1(b).

“Nasdaq” means the Nasdaq Stock Market, LLC.

“New Securities” means, collectively, equity securities of the Company, whether or not currently authorized, as well as options or warrants to purchase such equity securities, or securities of any type whatsoever that are convertible or exchangeable into or exercisable for such equity securities, other than (i) any shares of capital stock or options to purchase shares of capital stock, or other equity-based awards (including restricted stock units), issued or granted to employees (or prospective employees who have accepted an offer of employment), directors or consultants of the Company or any of its subsidiaries, pursuant to any Company stock-based compensation plan or arrangement; (ii) any securities issued by the Company upon the exercise, exchange or conversion of any securities that are exercisable or exchangeable for, or convertible into, shares of capital stock and are outstanding as of the Effective Date or issued pursuant to this Agreement, provided that such exercise, exchange or conversion is effected pursuant to the terms of such securities as in effect on the Effective Date or as provided in this Agreement; (iii) any securities issued by the Company as full or partial consideration in connection with a merger, acquisition, consolidation or purchase of all or substantially all of the securities or assets of a corporation or other entity approved by the Board of Directors, (iv) any securities issued by the Company in connection with a transaction with an unaffiliated third party approved by the Board of Directors that includes a bona fide commercial relationship with the Company (including any joint venture, marketing or distribution arrangement, strategic alliance, collaboration agreement or corporate partnering, intellectual property license agreement or acquisition agreement with the Company) and (v) any securities issued by the Company to banks, equipment lessors or other financial institutions, or to real property lessors, pursuant to a debt financing, equipment leasing or real property leasing transaction approved by the Board of Directors. For clarity New Securities does not include securities issued pursuant to any Company at-the-market offering facility or equity line.

“Offer Notice” shall have the meaning given such term in 4.16(a)(ii).

“Participation Period” shall have the meaning given such term in 4.16(a)(i).

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Preferred Stock” means the shares of the Series AA Preferred Stock and Series AAA Preferred Stock.

“Proceeding” means an action, claim, suit, investigation or proceeding (including, without limitation, an informal investigation or partial proceeding, such as a deposition), whether commenced or, to the Company’s knowledge, threatened in writing, against the Company before or by any court, arbitrator, governmental, or administrative agency or regulatory authority.

“Purchase Price” shall have the meaning set forth in Section 2.1.

“Purchaser” shall have the meaning set forth in the preamble.

“Purchaser Available Funds” shall have the meaning set forth in Section 3.2(j).

“Purchaser Nominees” shall have the meaning given such term in Section 4.15(d).

“Purchaser Party” shall have the meaning given such term in Section 4.13.

“Regulation S” shall have the meaning given such term in the recitals.

“Required Approvals” shall have the meaning given such term in Section 3.1(f).

“Required Minimum” means, as of any date, the maximum aggregate number of shares of Common Stock issuable or potentially issuable in the future pursuant to the Transaction Documents, including through the conversion of the Preferred Stock, ignoring any conversion and other limits that may be set forth in the applicable Certificate of Designations.

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended or interpreted from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same purpose and effect as such Rule.

“Rule 16b-3 Exemption Approvals” shall have the meaning given such term in the recitals.

“SEC Reports” shall have the meaning given such term in Section 3.1(i).

“Second Closing” shall have the meaning given such term in Section 2.2.

“Second Closing Shares” shall mean the aggregate shares of Series AAA Preferred Stock issued at the Second Closing.

“Second Meeting” shall have the meaning given such term in Section 4.15(c).

“Securities” means the Preferred Stock and the Conversion Shares.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Purchase Rights” shall have the meaning given such term in Section 2.3(a)(iv).

“Securities Purchase Rights Transfer Right” shall have the meaning given such term in Section 2.3(a)(iv).

“Series AA Preferred Stock” means Series AA Convertible Non-Redeemable Preferred Stock, par value $0.001 per share, of the Company, issuable to the Purchaser pursuant to this Agreement on the terms set forth in the Certificate of Designations, having the rights, preferences and privileges therein, in the forms set forth in Exhibit A.

“Series AAA Preferred Stock” means Series AAA Convertible Non-Redeemable Preferred Stock, par value $0.001 per share, of the Company, issuable to the Purchaser pursuant to this Agreement on the terms set forth in the Certificate of Designations, having the rights, preferences and privileges therein, in the forms set forth in Exhibit B.

“Stated Value” means the Stated Value of the Preferred Stock as set forth in the Certificate of Designations.

“Stockholder Approval” means (i) all such approvals as may be required by the applicable rules and regulations of the Nasdaq Capital Market (or any successor entity) or under applicable law from the stockholders of the Company with respect to the conversion of all the Securities to the Purchaser, as provided in the Certificates of Designation, (ii) approval from the stockholders of the Company of an amendment to the Company’s certificate of incorporation that increases the authorized shares of Common Stock to at least the Required Minimum, (iii) approval from the stockholders of the Company of a reverse stock split in the range of 1 for 2 to 1 for 99, (iv) approval from the stockholders of the Company of an increase in the shares available under the Company’s equity plan to 10,000,000 shares, and (v) the election of the Purchaser Nominees.

“Stockholders Meeting” means in the instance a Stockholder Written Consent is not made or is unavailable, the meeting of the stockholders of the Company in which Stockholder Approval is voted on as set forth in a proxy statement prepared by the

Company and distributed to its stockholders, which shall be subject to input from the Purchaser to confirm his rights and the Company’s obligations under this Agreement.

“Stockholder Written Consent” means a written consent of stockholders representing a majority of the voting power of the Company’s voting stock in which Stockholder Approval is provided, in lieu of a meeting of stockholders, which shall be subject to input from the Purchaser to confirm his rights and the Company’s obligations under this Agreement.

“Trading Day” means a day on which the principal Trading Market is open for trading.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, the OTC (or any successors to any of the foregoing).

“Transaction Documents” means this Agreement, the Certificates of Designations, all exhibits and schedules hereto and thereto, the Confidentiality Agreement, the Continued Services Agreement, the Voting Agreements, and any other documents or agreements executed by all or any of the parties hereto in connection with the Contemplated Transactions.

“Transfer Agent” means Empire Stock Transfer Inc. and any successor transfer agent of the Company.

“Voting Agreements” means those certain Voting Agreements entered into by the Company and Ira Goldfarb, Claudia Goldfarb, and Lyle Berman.

ARTICLE 2.

PURCHASE AND SALE

2.1
Purchase of Preferred Stock. Upon the terms and subject to the conditions set forth herein, the Company agrees to sell, and the Purchaser agrees to purchase the Securities for an aggregate of Six Million Dollars (USD $6,000,000) on the applicable Closing Date as follows: (i) one million five hundred thousand (1,500,000) shares of Series AA Preferred Stock (each share of Series AA Preferred Stock shall be convertible into 14 shares of Common Stock) at a price per Series AA Preferred Share of $2.00, or Three Million Dollars (USD $3,000,000) in the aggregate and (ii) one million five hundred thousand (1,500,000) shares of Series AAA Preferred Stock (each share of Series AAA Preferred Stock shall be convertible into 250 shares of Common Stock) at a price per Series AAA Preferred Share of $2.00, or Three Million Dollars (USD $3,000,000) in the aggregate (payable in accordance with the terms herein, which shall be paid in exchange for the Securities issued at the First Closing and the Second Closing as provided in this Article 2 of this Agreement, the “Purchase Price”). Neither the Series AA Preferred Stock nor Series AAA Preferred Stock is convertible into shares of Common Stock prior to the effectiveness of Stockholder Approval.
2.2
Closing. The Closing shall take place in two stages as set forth below (respectively, the “First Closing” and the “Second Closing”, and each a “Closing”). Promptly following the Effective Time (the “First Closing”), upon the terms and subject to the conditions set forth herein,

(a) the Purchaser shall pay Three Million Dollars (USD $3,000,000) of the Purchase Price to the Company in the manner set forth in Section 2.3(b), (b) the Company shall issue and deliver to the Purchaser one million five hundred thousand (1,500,000) shares of Series AA Preferred Stock in the manner set forth in Section 2.3(a)(i) and (c) the Company and the Purchaser shall deliver the other items set forth in Section 2.3 that are deliverable at the First Closing. At the second and final Closing, which shall occur promptly after the effectiveness of Stockholder Approval and prior to March 31, 2026 (the “Second Closing”), (a) the Purchaser shall pay the remaining Purchase Price of Three Million Dollars (USD $3,000,000) in the manner set forth in Section 2.3(b), (b) the Company shall issue and deliver to the Purchaser one million five hundred thousand (1,500,000) shares of Series AAA Preferred Stock in the manner set forth in Section 2.3(a)(i), and (c) the Company and the Purchaser shall deliver the other items set forth in Section 2.3 that are deliverable at the Second Closing. Upon satisfaction of the covenants and conditions set forth in Section 2.4, each Closing shall take place remotely by electronic transfer of the Closing deliverables and documentation.
2.3
Deliverables.
(a)
On or prior to each Closing Date (except as indicated below that is specific to a particular Closing), the Company shall deliver or cause to be delivered to the Purchaser the following:
(i)
a book-entry statement or share certificate evidencing issuance of the First Closing Shares or the Second Closing Shares, as applicable to such Closing;
(ii)
as of the First Closing, an as-filed Certificate of Designations for the Series AA Preferred Stock, in the form attached hereto as Exhibit A, and, as of the Second Closing, an as-filed Certificate of Designations for the Series AAA Preferred Stock, in the form attached hereto as Exhibit B.
(iii)
as of the First Closing, a copy of the executed settlement and release agreements from (i) the executive officers of the Company set forth on Schedule 2.3 attached hereto or (ii) the directors of the Company set forth on Schedule 2.3, each in a form acceptable to Purchaser and the Company, which will be effective immediately prior to the First Closing or upon the Second Closing, as applicable;
(iv)
as of the First Closing, a copy of resolutions of the Board of Directors, or a committee thereof as applicable (A) authorizing the Company’s execution, delivery, and performance of this Agreement, including, inter alia, the authorization and issuance of the Securities, as well as the authorization of the right for the Purchaser to assign and transfer either the Securities, including the First Closing Shares and/or its rights to acquire the Securities to be purchased by the Purchaser pursuant to this Agreement (the “Securities Purchase Rights”), including by way of option for the Purchaser to sell and/or a transferee thereof to purchase, the Securities Purchase Rights (the “Securities Purchase Rights Transfer Right”), in each case subject to Purchaser’s compliance with Section 5.6 and to the extent permitted by applicable law, (B) the Rule 16b-3 Exemption Approvals, which resolutions shall be prepared and adopted in the form provided by Purchaser to the Company and reasonably acceptable to the Company, (C) the appointment of the

Purchaser as a director to serve as Chairman of the Board of Directors effective immediately prior to the Effective Time, and (E) the appointment of Purchaser as Chief Executive Officer of the Company and a signatory over the Company’s bank accounts effective immediately following the First Closing;
(v)
as of the First Closing, the flow of funds as determined by the Purchaser and the Company and included as Exhibit C, which funds, along with the Purchase Price received at the First Closing and the Second Closing, shall be available to fund the Company as set forth therein;
(vi)
as of the First Closing, the Voting Agreements being executed by the Company and the other parties thereto in the form attached as Exhibit D;
(b)
On or prior to the applicable Closing Date for the First Closing and the Second Closing, the Purchaser shall deliver or cause to be delivered to the Company the applicable portion of the Purchase Price being paid by the Purchaser by wire transfer to the account as specified in writing by the Company in Exhibit E; so that (1) $3,877,689 of the Purchase Price shall be for the benefit of the Company (the “Company Purchase Price Portion”) and $2,122,311 of the Purchase Price shall be for the benefit of the Company Creditors (the “Creditor Purchase Price Portion”), and, (2) $1,440,767 and $2,436,922 of the Purchase Price delivered at each of the First Closing and the Second Closing, respectively, shall be applied solely to the Company Purchase Price Portion, and $1,559,233 and $563,078 of the Purchase Price delivered at each of the First Closing and the Second Closing, respectively, shall be applied solely to the Creditor Purchase Price Portion, in each case with respect to the amounts paid at the Second Closing, subject to the Second Closing conditions being met.
2.4
Closing Conditions.
(a)
The obligations of the Company hereunder in connection with the applicable Closing are subject to the following conditions being met:
(i)
the accuracy in all material respects (or, to the extent representations or warranties are qualified by materiality or Material Adverse Effect, in all respects) when made and on each Closing Date of the representations and warranties of the Purchaser contained herein (unless as of a specific date therein in which case they shall be accurate in all material respects (or, to the extent representations or warranties are qualified by materiality, in all respects) as of such date), except where the failure of such representations and warranties described in this clause to be so true and correct (without giving effect to any qualification as to materiality, Material Adverse Effect or similar qualification set forth therein), individually or in the aggregate, has not had a Material Adverse Effect on (A) the legality, validity or enforceability of any Transaction Document, (B) the business, assets or liabilities of the Purchaser or (C) the Purchaser’s ability to perform in any material respect on a timely basis its obligations under any Transaction Document;
(ii)
all obligations, covenants and agreements of the Purchaser required to be performed at or prior to the applicable Closing Date shall have been performed;

(iii)
the delivery by the Purchaser of the items set forth in Section 2.3(b); and
(iv)
the Continued Services Agreement shall have been duly authorized, executed and delivered by each party thereto.
(b)
The obligations of the Purchaser hereunder in connection with the applicable Closing are subject to the following conditions being met:
(i)
regarding the Second Closing, receipt of Stockholder Approval;
(ii)
the accuracy in all material respects (or, to the extent representations or warranties are qualified by materiality or Material Adverse Effect, in all respects) when made and on each Closing Date of the representations and warranties of the Company contained herein (unless as of a specific date therein in which case they shall be accurate in all material respects or, to the extent representations or warranties are qualified by materiality or Material Adverse Effect, in all respects) as of such date, except where the failure of such representations and warranties described in this clause to be so true and correct (without giving effect to any qualification as to materiality, Material Adverse Effect or similar qualification set forth therein), individually or in the aggregate, has not had a Material Adverse Effect;
(iii)
all obligations, covenants and agreements of the Company required to be performed at or prior to the applicable Closing Date shall have been performed or waived;
(iv)
the delivery by the Company of the items set forth in Section 2.3 (a); and
(v)
prior to the date of the Stockholders Meeting or a Stockholder Written Consent (as applicable), (A) trading in the Common Stock shall not have been suspended permanently or for more than three (3) consecutive Trading Days by the Commission or the Company’s Trading Market and (B) trading in securities generally as reported by Bloomberg L.P. shall not have been suspended or materially limited permanently or for more than three (3) consecutive Trading Days.
ARTICLE 3.

REPRESENTATIONS AND WARRANTIES

3.1
Representations and Warranties of the Company. Except as set forth in the SEC Reports as filed prior to the applicable Closing Date and the Disclosure Schedules, which Disclosure Schedules shall be deemed a part hereof and shall qualify any representation or otherwise made herein to the extent of the disclosure contained in the corresponding section of the Disclosure Schedules, the Company hereby makes the following representations and warranties to the Purchaser as of each Closing (unless such representation is made as of a specific date therein, in which case, such representation shall be accurate as of that specific date):

(a)
Subsidiaries. As of the Effective Date, the Company wholly owns each of the following subsidiaries: Sow Good MX, LLC..
(b)
Organization and Qualification. The Company, and each of its subsidiaries, is an entity duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. The Company, and each of its subsidiaries, is not in violation or default of any of the provisions of its certificate of incorporation or bylaws. The Company, and each of its subsidiaries, is qualified to conduct business and is in good standing as a corporation in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, would not result in: (i) a material adverse effect on the legality, validity or enforceability of any Transaction Document and or (ii) a material adverse effect on the Company’s ability to perform in any material respect on a timely basis its obligations under any Transaction Document (any of (i) or (ii), a “Material Adverse Effect”); provided, that a change, effect, development or circumstance to the extent arising or resulting from: (A) a change in the market price or trading volume of the Common Stock; (B) general conditions applicable to the economy of the United States or foreign economies in general, including changes in interest rates and tariffs; (C) any act of God, natural disaster or extreme weather conditions or any epidemics, pandemics, disease outbreaks, or other public health emergencies; (D) acts of terrorism or war (whether or not declared) occurring prior to, on or after the Effective Date; (E) conditions generally affecting the industry in which the Company operates; (F) any changes in applicable laws or accounting rules (including GAAP) occurring after the date hereof; or (G) the public announcement, pendency or performance of the Contemplated Transactions shall not be deemed to constitute a Material Adverse Effect. As of the Effective Date, no Proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification.
(c)
[Reserved]
(d)
Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and to perform its obligations under this Agreement and the other Transaction Documents. The execution and delivery of this Agreement and each of the other Transaction Documents by the Company and the performance by it of the Contemplated Transactions have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company, the Board of Directors or the Company’s stockholders in connection herewith or therewith, other than in connection with the Required Approvals. This Agreement and each other Transaction Document to which the Company is a party has been (or upon delivery at the applicable Closing will have been) duly executed by the Company and, when delivered in accordance with the terms hereof and thereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(e)
No Conflicts. The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which it is a party, the issuance and sale of the Securities and the consummation by it of the transactions contemplated hereby and thereby do not and will not (i) conflict with or violate any provision of the Company’s certificate of incorporation or bylaws, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of the Company, or give to others any rights of termination, amendment, anti-dilution or similar adjustments, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company debt or otherwise) or other understanding to which the Company is a party or by which any property or asset of the Company is bound or affected, or (iii) subject to receipt of the Required Approvals, conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company is bound or affected; except in the case of each of clauses (ii) and (iii), such as would not have or reasonably be expected to result in a Material Adverse Effect.
(f)
Filings, Consents and Approvals. The Company is not required to obtain any material consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by the Company of the Transaction Documents, other than: (i) the filings required pursuant to Section 4.8, (ii) that are contemplated by the Transaction Documents, (iii) the notice, non-objection and/or application(s) to each applicable Trading Market for the issuance and sale of the Securities and the listing of the Conversion Shares for trading thereon in the time and manner required thereby, (iv) the Stockholder Approval and other approvals contemplated by Section 4.15(b), and (v) filing of the Certificates of Designations, the filing of the Charter Amendment, filings required by Nasdaq or under federal and state securities laws, filings required pursuant to this Agreement and filings as have been already obtained (collectively, the “Required Approvals”).
(g)
Issuance of the Securities. The Preferred Stock at the time of issuance shall be duly designated (as applicable), authorized and, when issued and paid for in accordance with the applicable Transaction Documents, will be duly and validly issued, fully paid, and nonassessable, free and clear of any Lien imposed by the Company. The Conversion Shares upon issuance in accordance with the terms of the Preferred Stock will be duly and validly issued, fully paid, and nonassessable, free and clear of any Lien imposed by the Company. The Company has reserved from its duly authorized capital stock a number of shares of Common Stock for conversion of the Preferred Stock into the Conversion Shares on the date hereof, subject to Stockholder Approval.
(h)
Capitalization. The outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable. None of the outstanding shares of capital stock of the Company were issued in violation of the preemptive or other similar rights of any securityholder of the Company which have not been waived.

(i)
SEC Reports; Financial Statements. Since August 1, 2024, to the Company’s knowledge, the Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company under the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the year preceding the date of the applicable Closing (or such shorter period as the Company was required by law or regulation to file such material) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. Since August 1, 2024, as of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Prior to the Effective Date, to the Company’s knowledge, the Company has (i) never been an issuer subject to Rule 144(i) under the Securities Act and (ii) not itself determined or been deemed by the Commission to be a “shell company” for purposes of the Exchange Act. The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Company as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.
(j)
Material Changes; Undisclosed Events, Liabilities or Developments. Since the date of the latest financial statements included within the SEC Reports, except as set forth on Schedule 3.1(j) and except as disclosed in the SEC Reports or as otherwise provided in or contemplated by this Agreement and the other Transaction documents, (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect, (ii) the Company has not incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in the Company’s financial statements pursuant to GAAP or disclosed in filings made with the Commission, (iii) the Company has not altered its method of accounting in any material respect, (iv) the Company has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock and (v) the Company has not issued any equity securities to any officer, director or Affiliate, except pursuant to existing Company stock option plans. The Company does not have pending before the Commission any request for confidential treatment of information.
(k)
Litigation. As of the Effective Date there is no material action, suit, inquiry, notice of violation, Proceeding or investigation pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) (collectively, an “Action”). As of the Effective Date, neither the Company nor any director or officer thereof is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty that could result in a Material Adverse Effect. As of the Effective Date, there has not been, and to the knowledge of the Company, there is no pending or contemplated, investigation by the Commission involving the Company or any current or former director or executive officer of the Company. As of the Effective Date, the Commission has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company under the Exchange Act or the Securities Act.
(l)
RESERVED.
(m)
Compliance. The Company: (i) is not in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company), nor has the Company received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is not in violation of any judgment, decree or order of any court, arbitrator or other governmental authority that existed as of the Effective Date or (iii) is, to the Company’s knowledge, not in violation of any statute, rule, ordinance or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws relating to taxes, environmental protection, occupational health and safety, product quality and safety and employment and labor matters, except in each case of clause (i), (ii) and (iii) as would not have or reasonably be expected to result in a Material Adverse Effect.
(n)
RESERVED.
(o)
RESERVED.
(p)
Title to Assets. The Company has good and valid title in all personal property owned by it that is material to the remaining business of the Company as currently conducted, in each case free and clear of all Liens, except for (i) Liens that do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company and (ii) Liens for the payment of federal, state or other taxes, for which appropriate reserves have been made therefor in accordance with GAAP and, the payment of which is neither delinquent nor subject to penalties. The Company does not own or lease any real property except as set forth on Schedule 3.1(p).
(q)
Offering Exemption. Subject to the accuracy of the representations of the Purchaser set forth in this Agreement, the offer, sale and issuance of the Securities to be issued to the Purchaser in conformity with the terms of this Agreement constitute transactions which at the time of issuance shall be exempt from the registration requirements of the Securities Act and from all applicable U.S. state registration or qualification requirements. The Company has implemented all necessary offering restrictions applicable to the transactions contemplated by this Agreement under

Regulation S. Subject to the receipt of the Required Approvals, including from the Trading Market, and assuming the accuracy of the Purchaser’s representations and warranties set forth in Section 3.2, the issuance and sale of the Securities to the Purchaser hereunder will not contravene the rules and regulations of the Trading Market.
(r)
Transactions With Affiliates and Employees. Except as described in the SEC Reports or as set forth on Schedule 3.1(r) or any transaction contemplated by this Agreement, none of the officers or directors of the Company and, to the knowledge of the Company, none of the employees of the Company is presently a party to any transaction with the Company (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, providing for the borrowing of money from or lending of money to or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee, stockholder, member or partner, in each case in excess of $120,000 other than for: (i) payment of salary or consulting fees for services rendered, (ii) reimbursement for expenses incurred on behalf of the Company and (iii) other employee benefits, including stock option agreements under any stock option plan of the Company.
(s)
Sarbanes-Oxley; Internal Accounting Controls. As of the Effective Date, the Company is in compliance in all material respects with applicable requirements of the Sarbanes-Oxley Act of 2002, as amended, that are effective as of the date hereof, and any and all applicable rules and regulations promulgated by the Commission thereunder that are effective as of the date hereof, except in each case as disclosed in the SEC Reports. As of the Effective Date, the Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the Company and designed such disclosure controls and procedures to ensure that information required to be disclosed by the Company in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the Commission’s rules and forms. The Company’s certifying officers have evaluated the effectiveness of the disclosure controls and procedures of the Company as of the end of the period covered by the most recently filed periodic report under the Exchange Act (such date, the “Evaluation Date”). The Company presented in its most recently filed periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. Since the Evaluation Date, there have been no changes in the internal control over financial reporting (as such term is defined in the Exchange Act) of the Company that have materially affected the internal control over financial reporting of the Company.

(t)
Certain Fees. No brokerage or finder’s fees or commissions are or will be payable by the Company to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the Investment. The Purchaser shall have no obligation with respect to any fees or with respect to any claims made by or on behalf of other Persons for fees of a type contemplated in this Section 3.1(t) that may be due in connection with the Investment.
(u)
Investment Company. The Company is not, and immediately after receipt of payment for the Securities, will not be required to register as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
(v)
Registration Rights. No Person has any right to cause the Company to effect the registration under the Securities Act of any securities of the Company.
(w)
Listing and Maintenance Requirements. As of the Effective Date, the Common Stock is registered pursuant to Section 12(b) or 12(g) of the Exchange Act, and, except as set forth in its SEC Reports, the Company has taken no action designed to, or which to the Company’s knowledge is likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act nor has the Company received any notification that the Commission is contemplating terminating such registration. Except as set forth in the SEC Reports and except as set forth on Schedule 3.1(w), the Company has not, in the 12 months preceding the date hereof, received notice from any Trading Market on which the Common Stock is or has been listed or quoted to the effect that the Company is not in compliance with the listing or maintenance requirements of such Trading Market. The Common Stock is currently eligible for electronic transfer through the Depository Trust Company or another established clearing corporation and the Company is current in payment of the fees to the Depository Trust Company (or such other established clearing corporation) in connection with such electronic transfer.
(x)
Application of Takeover Protections. The Company and the Board of Directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company’s certificate of incorporation (or similar charter documents) or the laws of its state of incorporation that is or could become applicable to the Purchaser as a result of the Purchaser’s and the Company’s fulfilling their obligations or exercising their rights under the Transaction Documents, including without limitation as a result of the Company’s issuance of the Securities and the Purchaser’s ownership of the Securities.
(y)
RESERVED.
(z)
No Integrated Offering. Assuming the accuracy of the Purchaser’s representations and warranties set forth in Section 3.2 and except for the Company securities to be issued as provided in the Transaction Documents and as part of the Contemplated Transactions, neither the Company, nor any Person acting on its behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause this offering of the Securities to be integrated under U.S. federal securities laws with prior completed offerings by the

Company for purposes of any applicable stockholder approval provisions of any Trading Market on which any of the securities of the Company are listed or designated.
(aa)
Indebtedness. Schedule 3.1(aa) sets forth as of September 30, 2025 all outstanding secured and unsecured Indebtedness of the Company, or for which the Company has commitments, plus amounts of accrued and unpaid interest and additional secured and unsecured Indebtedness incurred between October 1, 2025 and December 29, 2025. For the purposes of this Agreement, “Indebtedness” means (x) any liabilities for borrowed money owed in excess of fifty thousand U.S. dollars ($50,000) (other than trade accounts payable incurred in the ordinary course of business), (y) all guaranties, endorsements and other contingent obligations in respect of indebtedness of others, whether or not the same are or should be reflected in the Company’s consolidated balance sheet (or the notes thereto), except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; and (z) the present value of any lease payments in excess of fifty thousand U.S. dollars ($50,000) due under leases required to be capitalized in accordance with GAAP. Except as set forth on Schedule 3.1(aa), as of the Effective Date, the Company is not in default with respect to any Indebtedness. Purchaser acknowledges that the Company is in default in respect of various obligations that are not within the definition of Indebtedness.
(bb)
Tax Status. Except for matters that would not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect and without regard to the effect of entering into and consummating the Investment and the other Contemplated Transactions, the Company (i) has made or filed all United States federal, state and local income and all foreign income and franchise tax returns, reports and declarations required by any jurisdiction to which it is subject, (ii) has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations and (iii) has set aside on its books provision reasonably adequate for the payment of all material taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim.
(cc)
Foreign Corrupt Practices. Neither the Company nor to the knowledge of the Company, any agent or other person acting on behalf of the Company prior to the Effective Date, has: (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by the Company (or made by any person acting on its behalf of which the Company is aware) which is in material violation of law or (iv) violated in any material respect any provision of FCPA.
(dd)
Accountants. The Company’s independent accounting firm for the fiscal year ended December 31, 2024 was Urish Popeck & Co., LLC. To the knowledge and belief of the Company, such accounting firm: (i) was a registered public accounting firm as required by the Exchange Act and (ii) expressed its opinion with respect to the financial statements that were included in the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2024.

(ee)
Regulation M Compliance. As of the Effective Date, the Company has not, and to its knowledge no one acting on its behalf has taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company or facilitate the sale or resale of any of the Securities.
(ff)
No General Solicitation or Directed Selling Efforts. Neither the Company nor any Person acting on behalf of the Company has offered or sold any of the Securities by any form of general solicitation or general advertising or “directed selling efforts” (as defined in Rule 902(c) of Regulation S).
(gg)
Stock Option Plans. Each stock option granted by the Company under the Company’s equity incentive plans was granted (i) in accordance with the terms of the Company’s equity incentive plans and (ii) with an exercise price at least equal to the fair market value of the Common Stock on the date such stock option would be considered granted under GAAP and applicable law. No stock option granted under the Company’s equity incentive plans has been backdated. The Company has not knowingly granted, and there is no and has been no Company policy or practice to knowingly grant stock options prior to, or otherwise knowingly coordinate the grant of stock options with, the release or other public announcement of material information regarding the Company or its financial results or prospects.
(hh)
RESERVED.
(ii)
Office of Foreign Assets Control. Neither the Company nor, to the Company's knowledge, any director, officer, agent, employee or affiliate of the Company serving prior to the Effective Date is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

(jj)
Money Laundering. The operations of the Company are and have been conducted at all times in compliance in all material respects with applicable financial record-keeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, applicable money laundering statutes and applicable rules and regulations thereunder (collectively, the “Money Laundering Laws”), and no Action or Proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.
3.2
Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants as of the date of each Closing (unless such a representation is made as of a specific date therein, in which case, such representation shall be accurate as of that specific date):
(a)
Capacity; Authority. The Purchaser is a natural person who has the right, power and legal capacity to enter into and deliver the Agreement and the other Transaction Documents and to consummate the Contemplated Transactions and otherwise to carry out his obligations hereunder and thereunder. The execution and delivery of this Agreement and each of the other Transaction Documents by the Purchaser and the consummation by him of the Contemplated Transactions have been authorized by all necessary action. Each Transaction Document to which he is a party has been duly executed by the Purchaser, and when delivered by the Purchaser in accordance with the terms hereof or thereof, will constitute the valid and legally binding obligation of the Purchaser, enforceable against him in accordance with its terms, except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.
(b)
Investment Intent; Understandings or Arrangements. The Purchaser is acquiring the Securities in compliance with applicable securities laws, and in the ordinary course of his business. The Purchaser further represents that he is purchasing the Securities solely for his own account (and not for the account of any other Person except as contemplated in Section 5.6) for investment and not with a view to or for sale in connection with any distribution of the Securities or any portion thereof, and, except as contemplated in Section 5.6, not with any present intention of selling, offering to sell or otherwise disposing of or distributing the Securities or any portion thereof in any transaction other than a transaction exempt from registration under the Securities Act and any applicable state securities laws. Prior to the First Closing, Purchaser does not beneficially own, director or indirectly, any shares of Common Stock, Common Stock Equivalents or other Company securities. The Purchaser also represents that the entire legal and beneficial interest of the Securities is being purchased, and will be held, for the Purchaser’s account only (and not for the account of any other Person except as contemplated in Section 5.6), and neither in whole or in part for any other person. The Purchaser understands and acknowledges that (i) the Securities are “restricted securities” as the sale of the Securities in the Investment has not been registered under the Securities Act or under any applicable state securities law or laws of any other jurisdiction and the Securities must be held indefinitely unless subsequently registered under the Securities Act or an exemption from such registration is available and the Company is under no obligation to register the Securities, (ii) the Securities whether held in book-entry form or certificated form will have transfer restrictions and include the legend as provided in Section 4.1; and (iii) the Company will make a notation in its records and that of its transfer agent of the aforementioned restrictions on transfer and legends. The Purchaser further acknowledges that he will have reporting and disclosure obligations under the Exchange Act as a result of his investment in the Securities, including becoming an “Insider” for purposes of the Exchange Act and will become subject to the Company’s insider trading policy.

(c)
Purchaser Status. At the time the Purchaser was offered the Securities, he was, and as of the date hereof he is an “accredited investor” as defined in any of Rule 501 (a)(4), (a)(5), or (a)(6) under the Securities Act. In addition, if Purchaser has purchased the Securities pursuant to Regulation S, the Purchaser represents and warrants that: (i) at the time he was offered the Securities he was not, as of such date and he is not, and throughout the Closing Date for the Second Closing he will continue not to be, a “U.S. Person” as that term is defined in Rule 902 of Regulation S; (ii) he has, and will at all times have, executed all documents (including this Agreement and the other Transaction Documents) outside of the United States; (iii) he was outside of the United States when offered the Securities and will be outside of the United States when initiating any Closing and on any Closing Date; and (iv) the Purchaser is not acquiring the Securities for the account or benefit of any “U.S. Person” as that term is defined in Rule 902 of Regulation S. The Purchaser further represents that the Purchaser is not an “underwriter,” “distributor” or a “dealer” (each as defined in the Securities Act). Purchaser is presently a citizen of Israel and the E.U., a bona fide resident of the Republic of Panama, and has no present intention of becoming a resident of any other state, country or jurisdiction.
(d)
General Solicitation. The Purchaser is not purchasing the Securities as a result of any advertisement, article, notice or other communication regarding the Securities published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or, to the knowledge of the Purchaser, any other general solicitation or general advertising. In addition, the Purchaser has not engaged, nor is he aware that any party has engaged, will not engage nor cause any third party to engage in, and is not purchasing the Securities as a result of any “directed selling efforts” (as defined in Rule 902(c) of Regulation S) in the United States.
(e)
Experience of Purchaser. The Purchaser, either by reason of his extensive business and finance experience alone or together with the experience of the Purchaser’s professional advisors and representatives (who are unaffiliated with and who are not compensated by the Company or any of its Affiliates), has the requisite knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the Investment in the Securities and to protect the Purchaser’s own interests in connection with the Investment and the other Contemplated Transactions, and has so evaluated the merits and risks of such Investment and the other Contemplated Transactions. The Purchaser realizes that the purchase of the Securities will be a highly speculative investment which involves a high degree of risk, and the Purchaser is able to bear, without impairing his financial condition, to hold the Securities for an indefinite period of time and to suffer the economic risk of the Investment in the Securities and is able to afford a complete loss of such Investment without impairing his financial condition.
(f)
Access to Information. The Purchaser acknowledges that he has had the opportunity to review the Transaction Documents (including all exhibits and schedules thereto) and the SEC Reports and has been afforded, (i) the opportunity to ask such questions as he has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the offering of the Securities and the merits and risks of investing in the Securities; (ii) access to information about the Company and its financial condition, results of operations, business, properties, management and prospects sufficient to enable him to evaluate the Investment, including information about the Company’s remaining assets; and (iii) the opportunity to obtain such additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the Investment. The Purchaser understands that no U.S. or non-U.S. securities regulator or other authority has made any determination or finding relating to the merits or fairness of an investment in the Securities. In making its investment decision, the Purchaser has relied upon its review of the SEC Reports and other Company filings with the Commission and other documents and not any representation, oral or written, by the Company’s officers or directors.
(g)
Certain Transactions and Confidentiality. The Purchaser has not directly or indirectly, nor has any Person acting on behalf of or pursuant to any understanding with the Purchaser, executed any purchases or sales, including Short Sales, of the securities of the Company since January 1, 2025 and will not at any time while the Purchaser is the owner of Preferred Stock. Other than to the parties to this Agreement, or to the Purchaser’s and/or a transferee’s (as contemplated by Section 5.6) representatives, including, without limitation, its officers, directors, partners, legal and other advisors, employees, agents and Affiliates, such Purchaser and/or transferee has maintained the confidentiality of all disclosures made to him in connection with the Investment and the other Contemplated Transactions (including the existence and terms of this transaction) in accordance with the Confidentiality Agreement entered into on December 12, 2025 (the “Confidentiality Agreement”).
(h)
Director Independence. A sufficient number of the Purchaser Nominees recommended by the Purchaser shall satisfy the criteria of “independence” under the rules and regulations of Nasdaq and applicable securities laws, so that the Company shall continue to be in compliance with such rules, regulations and laws following the appointment of the Purchaser Nominees.
(i)
Purchaser Jurisdiction. The Purchaser has satisfied the full observance of the laws of the jurisdiction to which he is subject in connection with any invitation to subscribe for the Securities, including (i) the legal requirements within the Purchaser’s jurisdiction for the purchase of the Securities; (ii) any foreign exchange restrictions applicable to such purchase; (iii) any governmental or other consents that may need to be obtained; and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of the Securities. The Purchaser’s purchase and payment for and continued beneficial ownership of the Securities will not violate any applicable securities or other laws of the Purchaser’s jurisdiction of citizenship, residency or domicile.
(j)
Financial Sufficiency. The Purchaser shall at all times as of and after the Effective Date have sufficient cash on hand or other sources of immediately available funds (the “Purchaser Available Funds”) to enable him to timely fulfill and/or satisfy his payment and other financial obligations under this Agreement and the other Transaction Documents, including payment of the remaining Purchase Price at the Second Closing. All of the Purchaser Available Funds shall not at any time be subject to any Lien. Purchaser represents that his assets comprising the Purchaser Available Funds, wherever located, whether in the U.S. or outside of the U.S., shall be available to satisfy his obligations under this Agreement regardless of where such assets are located and/or due to the Purchaser’s residency in the Republic of Panama or elsewhere.

The Company acknowledges and agrees that the representations contained in this Section 3.2 shall not modify, amend or affect the Purchaser’s right to rely on the Company’s representations and warranties contained in this Agreement or any representations and warranties contained in any other Transaction Document or any other document or instrument executed and/or delivered in connection with this Agreement or the consummation of the Contemplated Transactions.

ARTICLE 4.

OTHER AGREEMENTS OF THE PARTIES

4.1
Restrictive Legends. The Purchaser agrees that the Preferred Stock and the Conversion Shares, issued pursuant to exemptions from registration under the Securities Act, shall each bear legends stating that transfer of those Securities is restricted, substantially as follows:

THIS SECURITY AND THE SECURITIES ISSUABLE UPON CONVERSION OF THIS SECURITY HAVE NOT BEEN REGISTERED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER ANY STATE SECURITIES OR BLUE SKY LAWS. THIS SECURITY AND THE SECURITIES ISSUABLE UPON CONVERSION OF THIS SECURITY ARE BEING OFFERED AND ISSUED TO INVESTORS WHO ARE NOT U.S. PERSONS (AS DEFINED IN REGULATION S OF THE SECURITIES ACT) IN RELIANCE UPON REGULATION S PROMULGATED UNDER THE SECURITIES ACT. THE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE, AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED, EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. HEDGING TRANSACTIONS MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THIS SECURITY AND THE SECURITIES ISSUABLE UPON CONVERSION OF THIS SECURITY ARE SUBJECT TO THE TRANSFER RESTRICTION SET FORTH HEREIN AND IN THE SECURITIES PURCHASE AGREEMENT, DATED DECEMBER 31, 2025 AS AMENDED FROM TIME TO TIME, COPIES OF WHICH ARE AVAILABLE WITH THE SECRETARY OF THE COMPANY.

4.2
Acknowledgment of Dilution. The Company acknowledges that the issuance of the Securities will result in dilution of the outstanding shares of Common Stock. Subject to compliance with the terms of this Agreement, the Company further acknowledges that its obligations under the Transaction Documents, including, without limitation, its obligation to issue the Conversion Shares pursuant to the Transaction Documents when required in accordance with their terms, are unconditional and absolute, except for the Stockholder Approval and obtaining the Required Approvals, and not subject to any right of set off, counterclaim, delay or reduction, regardless of the effect of any such dilution or any claim the Company may have against Purchaser or any transferee thereof, and regardless of the dilutive effect that such issuance may have on the ownership of the other stockholders of the Company.
4.3
Limitations on Disposition. The Purchaser acknowledges that the Company will refuse to register any transfer of the Securities not made (a) pursuant to the provisions of Regulation S, (b) pursuant to registration under the Securities Act, or (c) pursuant to an available exemption from registration. The Purchaser further agrees not to engage in any hedging transactions in Company securities.

4.4
Continuation of Public Reporting. The Company covenants to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the Effective Date pursuant to the Exchange Act through the date that Stockholder Approval is received, except in the event that the Company consummates: (a) any transaction or series of related transactions as a result of which any Person (together with its Affiliates) other than the Purchaser acquires then outstanding securities of the Company representing more than fifty percent (50%) of the voting control of the Company; (b) a merger or reorganization of the Company with one or more other entities in which the Company is not the surviving entity; or (c) a sale of all or substantially all of the assets of the Company, where the consummation of such transaction results in the Company no longer being subject to the reporting requirements of the Exchange Act.
4.5
Integration. Except for the Company securities in connection with the other Contemplated Transactions, the Company shall not sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Securities in a manner that would require the registration under the Securities Act of the sale of the Securities or that would be integrated with the offer or sale of the Securities for purposes of the rules and regulations of any Trading Market such that it would require stockholder approval prior to the closing of such other transaction, unless stockholder approval is obtained before the closing of such subsequent transaction.
4.6
Conversion Procedures. The form of Conversion Notice included in the applicable Certificate of Designations together with the provisions of the applicable Certificate of Designations sets forth the totality of the procedures required of the Purchaser in order to convert the Preferred Stock into shares of Common Stock following the effectiveness of Stockholder Approval. Without limiting the preceding sentences, no ink-original Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Conversion form be required in order to convert the Preferred Stock into Conversion Shares. No additional information or instructions shall be required of the Purchaser or transferee thereof to convert the Preferred Stock. The Company shall honor the conversions of the Preferred Stock and shall deliver Conversion Shares in accordance with the terms, conditions and time periods set forth in the Transaction Documents.
4.7
Bankruptcy. From the Effective Date through the date of Stockholder Approval and subject to the Purchaser complying with his obligations under this Agreement, the Company shall not voluntarily initiate, or cause to be initiated, any bankruptcy proceeding for itself, unless required by applicable law or as a result of an exercise of fiduciary duty.
4.8
Securities Laws Disclosure. The Company shall file a Current Report on Form 8-K, including the Transaction Documents as exhibits thereto, with the Commission within the time required by the Exchange Act.
4.9
Stockholder Rights Plan. No claim will be made or voluntarily enforced by the Company or, with the consent of the Company, any other Person, that the Purchaser (or any transferee thereof pursuant to the Securities Purchase Rights Transfer Right) as a result of the Investment is an “Acquiring Person” under any control share acquisition, business combination, poison pill or similar anti-takeover plan or arrangement in effect or hereafter adopted by the Company, or that the Purchaser could be deemed to trigger the provisions of any such plan or arrangement, by virtue of receiving Securities under the Transaction Documents.

4.10
Use of Proceeds. The Purchaser is making the Investment in the Company with the understanding that, other than with respect to the Creditor Purchase Price Portion, which shall be paid directly to the applicable Company Creditor in accordance with the Flow of Funds set forth in Exhibit C hereto at the applicable Closings, the net proceeds from the Purchase Price paid at the applicable Closings shall be the sole source of capital and liquidity for funding the current operations, liabilities (whether known, unknown or contingent) and expenses of the Company from and after the Effective Date. In connection with the Investment, the net proceeds of the Purchase Price received by the Company at Closing will be used by the Company for its ongoing operation, including for general corporate and working capital purposes, as well as payment for, among other items, Company expenses in connection with the Investment, including obtaining Stockholder Approval. The parties hereto acknowledge that the Purchase Price may not be sufficient to satisfy in full all obligations of the Company existing as of March 31, 2026, and in such event, the Backstop Loan will act as a backstop.
4.11
Maintenance of D&O Insurance Coverage. The Company agrees to maintain its insurance coverage for the benefit of current and future directors and officers for actions in their capacities as such, including (but not limited to) for any actions in furtherance of the transactions contemplated by this Agreement and the Transaction Documents.
4.12
Indemnification of the Company. Subject to the subsections of this Section 4.12, the Purchaser will indemnify and hold the Company and each Company Party harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees and costs of investigation that any such Company Party may suffer or incur as a result of or relating to (a) any inaccuracy in or breach of or failure to perform any of the representations, warranties, covenants or agreements made by the Purchaser in this Agreement or in the other Transaction Documents, (b) any Securities Purchase Rights Transfer Right, Securities Purchase Rights or with respect to the transferred Securities Purchase Rights and/or transferred Securities or (c) any action instituted against the Company or any Company Party in any capacity, or any of them or their respective Affiliates, by any Company stockholder or holder of a Common Stock Equivalent with respect to (i) any of the Contemplated Transactions (unless such action is solely based upon a material breach of the Company’s representations, warranties or covenants under the Transaction Documents or any violations by the Company or Company Party of state or federal securities laws or any conduct by the Company or Company Party which is finally judicially determined to constitute fraud or willful misconduct). If any action shall be brought against the Company or any Company Party in respect of which indemnity is provided pursuant to this Agreement, then the Company and such Company Party shall promptly notify the Purchaser in writing, and, unless elected by the Company or the Company Party, the Purchaser shall have the right to assume the defense thereof with experienced legal counsel of his own choosing that is acceptable to the Company and/or the Company Party, as applicable. In such case where the Purchaser assumes the defense, any Company Party shall have the right to employ separate legal counsel in any such action and participate in the defense thereof, but the fees and expenses of such legal counsel shall be at the expense of the Company or such Company Party, except to the extent that (i) the employment thereof has been specifically authorized by the Purchaser in writing, (ii) the Purchaser has failed within ten days after notice from the Company or the Company Party to assume such defense and to employ counsel or (iii) in such action there is, in the reasonable opinion of legal counsel, a material conflict on any material issue between the position of the Purchaser and the position of the Company and/or such Company Party, in which case, the Purchaser shall be responsible for the reasonable fees and expenses of no more than one such separate legal counsel.

Additionally, if the Company or Company Party elects to assume the defense as provided above from the beginning, then the Purchaser in such case shall be responsible for the reasonable fees and expenses of the Company or the Company Party. The Purchaser will not be liable to the Company or any Company Party under this Agreement (y) for any settlement by the Company or a Company Party effected without the Purchaser’s prior written consent, which shall not be unreasonably withheld or delayed; or (z) to the extent, but only to the extent that a loss, claim, damage or liability is attributable to the Company any Company Party’s breach of any of the representations, warranties, covenants or agreements made by the Company or such Company Party in this Agreement or in the other Transaction Documents. The indemnification required by this Section 4.12 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or are incurred. The indemnity agreements contained herein shall be in addition to any cause of action or similar right of any Company Party against the Purchaser or others and any liabilities the Purchaser may be subject to pursuant to law.
4.13
Indemnification of Purchaser. Subject to the subsections of this Section 4.13, the Company will indemnify and hold Purchaser and his agents (each, a “Purchaser Party”) harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees and costs of investigation that any such Purchaser Party may suffer or incur as a result of or relating to any inaccuracy in or breach of any of the representations, warranties, covenants or agreements made by the Company in this Agreement or in the other Transaction Documents. If any action shall be brought against any Purchaser Party in respect of which indemnity may be sought pursuant to this Agreement, such Purchaser Party shall promptly notify the Company in writing, and the Company shall have the right to assume the defense thereof with counsel of its own choosing reasonably acceptable to the Purchaser Party. Any Purchaser Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Purchaser Party except to the extent that (i) the employment thereof has been specifically authorized by the Company in writing, (ii) the Company has failed within twenty (20) days after notice from the Purchaser Party to assume such defense and to employ counsel or (iii) in such action there is, in the reasonable opinion of counsel, a material conflict on any material issue between the position of the Company and the position of such Purchaser Party, in which case the Company shall be responsible for the reasonable fees and expenses of no more than one such separate counsel. The Company will not be liable to any Purchaser Party under this Agreement (y) for any settlement by a Purchaser Party effected without the Company’s prior written consent, which shall not be unreasonably withheld or delayed; or (z) to the extent, but only to the extent that a loss, claim, damage or liability is attributable to any Purchaser Party’s breach of any of the representations, warranties, covenants or agreements made by such Purchaser Party in this Agreement or in the other Transaction Documents. The indemnification required by this Section 4.13 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or are incurred. The indemnity agreements contained herein shall be in addition to any cause of action or similar right of any Purchaser Party against the Company or others and any liabilities the Company may be subject to pursuant to law. Notwithstanding the foregoing, Purchaser acknowledges that the Company does not have assets sufficient to compensate Purchaser for any breach or default by the Company hereunder or for any indemnification obligation hereunder, and the recourse of the Purchaser hereunder is accordingly limited.

4.14
Reservation and Listing of Securities.

(a) Except to the extent limited by the Company’s authorized shares of Common Stock, the Company shall maintain a reserve from its duly authorized shares of Common Stock for issuance pursuant to the Transaction Documents in such amount as may then be required to fulfill its obligations in full under the Transaction Documents.

(b)
If, on any date, the number of authorized but unissued (and otherwise unreserved) shares of Common Stock is less than the Required Minimum on such date, then the Board of Directors shall include a proposal for an amendment to the Company’s certificate of incorporation (the “Charter Amendment”) to increase the number of authorized but unissued shares of Common Stock to at least the Required Minimum at the Stockholders Meeting or to be included in the Stockholder Written Consent (as applicable).
(c)
The Company shall, if applicable: (i) in the time and manner required by the principal Trading Market on which the Common Stock is listed, prepare and file with such Trading Market an additional shares listing application covering a number of shares of Common Stock at least equal to the Required Minimum on the date of such application to the extent permitted by the Trading Market, (ii) use its best efforts to cause such shares of Common Stock to be listed on such Trading Market which the Common Stock is then listed as soon as possible thereafter, (iii) provide to the Purchaser evidence of such listing and (iv) use commercially reasonable efforts to maintain the listing of such Common Stock on such Trading Market. The Company agrees to use commercially reasonable efforts to maintain the eligibility of the Common Stock for electronic transfer through the Depository Trust Company or another established clearing corporation, including, without limitation, by timely payment of fees to the Depository Trust Company or such other established clearing corporation in connection with such electronic transfer.
4.15
Certain Company Actions.
(a)
Until the Second Closing, without the Purchaser’s consent, which shall not be unreasonably withheld, conditioned or delayed, the Company shall not, except in each case, as contemplated by this Agreement, including the Contemplated Transactions, or as required by applicable law: (i) change the number of directors constituting the entire Board of Directors or fill any vacancy in the Board of Directors (except as set forth above in this Agreement), (ii) change the nature of the Company’s operations other than as contemplated by this Agreement, (iii) incur any debt for borrowed money outside of the ordinary course of business as presently conducted, (iv) guarantee any obligation of any third party, (v) issue any capital stock other than pursuant to any Company equity incentive plan or other Exempt Issuance, (vi) issue or grant any new Common Stock Equivalent, (vii) amend its certificate of incorporation, or bylaws, or (viii) agree to any of the foregoing. Further, until the Second Closing, without the Company Creditors’ consent, which shall not be unreasonably withheld, conditioned or delayed, the Company shall not materially increase operating expenses (including but not limited to payroll, leases, employee compensation (other than non-cash compensation), arrangements with consultants, advisors of other service providers) or cash outflows above the amounts set forth in Schedule 4.15(a).
(b)
The Company will use commercially reasonable efforts to either (i) hold the Stockholders Meeting or (ii) facilitate a Stockholder Written Consent (along with the filing of any required preliminary or definitive Schedule 14C and the tolling of any time period required prior to taking action thereunder) before March 31, 2026, the purposes of which will include, among other things, proposals for stockholder approval of (i) the conversion of all of the Securities into Conversion Shares in compliance with the rules and regulations of the Nasdaq Capital Market, (ii) an increase in the authorized shares of Common Stock to at least the Required Minimum, and (iii) the election of the Purchaser Nominees to the Board of Directors.
(c)
In the event all of the actions in Section 4.15(b) are not approved by the stockholders at the Stockholders Meeting or in a Stockholder Written Consent (as applicable), the Company shall use its reasonable best efforts to call another stockholder meeting (the “Second Meeting”) within ninety (90) days of the Stockholders Meeting for the purpose of obtaining the Required Approvals, with the recommendation of the Company’s Board of Directors that such proposals are approved, and the Company shall solicit proxies from its stockholders in connection therewith in the same manner as all other management proposals in such proxy statement.

(d)
Following the First Closing, subject to obtaining Stockholder Approval on all matters as provided herein, and in reliance upon the Second Closing occurring as provided herein, the Purchaser shall have the right to recommend to the Company up to eight (8) individuals (collectively, the “Purchaser Nominees”) to be nominated for election at the Stockholders Meeting or in a Stockholder Written Consent (as applicable) to serve as directors on the Board of Directors. The Purchaser and each Purchaser Nominee shall first be qualified and approved by the Company’s Nominating and Corporate Governance Committee, which shall include an assessment of each Purchaser Nominee’s qualifications and experience, personal and professional integrity, financial literacy and other factors and criteria customarily reviewed and assessed. The Purchaser shall recommend a sufficient number of Purchaser Nominees in order for the Company to satisfy the “independence” requirements as set forth in the Nasdaq Listing Rules and under the federal securities laws in order to be nominated to the Board of Directors. The Company shall coordinate the class in which the Purchaser and each Purchaser Nominee shall be nominated to serve on the Board of Directors in accordance with the Company’s certificate of incorporation and bylaws. The Purchaser and each Purchaser Nominee shall provide the requisite information for purposes of the evaluation of the Company’s Nominating and Corporate Governance Committee and required disclosure in the proxy statement for the Stockholders Meeting or a preliminary and definitive Schedule 14C in the case of a Stockholder Written Consent. The Company shall use commercially reasonable efforts to cause the Purchaser Nominees to be elected to the Board of Directors at the Stockholders Meeting or through a Stockholder Written Consent. Notwithstanding the foregoing, the rights of the Purchaser provided in this Section 4.15(d) shall at all times be subject to, and in compliance with, Nasdaq Listing Rule 5640. In the event that Nasdaq informs the Company that it is not in compliance with Nasdaq listing requirements as a result of the Purchaser’s rights contained in this Agreement, the Purchaser shall cooperate with the Company to promptly remedy such non-compliance, including the possibility of proportionately reducing the Purchaser’s right to appoint the Purchaser Nominees hereunder.

4.16
Participation in Future Financing.
(a)
Non-Underwritten Offerings.
(i)
If, from the Effective Date until six (6) months after the Closing Date for the First Closing, (the “Participation Period”), the Company proposes to offer and sell any New Securities in an offering that is conducted pursuant to an exemption from registration under the Securities Act, or in an offering that is registered under the Securities Act that is not conducted as a firm-commitment underwritten offering, then, subject to compliance with all applicable securities laws and regulations, the Purchaser shall have the right to purchase, on the same terms, including the price per security, and subject to the same conditions, as are applicable to the other investors in such offering, that amount of New Securities being offered for sale in such offering equal to up to 25% of the total amount of New Securities offered for sale in such offering.
(ii)
If the Company proposes to conduct an offering with respect to which the Purchaser would have rights to purchase New Securities pursuant to this Section 4.16, the Company shall give written notice (the “Offer Notice”) to the Purchaser at least three (3) Business Days prior to the commencement of the offering of the New Securities, stating (i) its bona fide intention to offer such New Securities, (ii) the number, type and material terms of such New Securities to be offered, (iii) the price and terms, if any, upon which it proposes to offer such New Securities and (iv) the estimated date and time at which the Company expects to enter into a definitive agreement for the sale of the New Securities (the “Expected Sale Date”).
(iii)
If the Purchaser desires to exercise its rights under this Section 4.16 to participate in such offering, then such Purchaser must provide a written notice to the Company by not later than 4:00 p.m. (New York City time) on the first (1st) Business Day prior to the Expected Sale Date set forth in the Offer Notice, stating the amount of such Purchaser’s elected participation. If the Company receives no such notice from such Purchaser within the time period set forth herein, such Purchaser shall be deemed to have notified the Company that it does not elect to purchase any New Securities in connection with such offering and the Company shall be free to sell such securities in the offering.
(b)
Underwritten Offerings. If, during the Participation Period, the Company proposes to offer and sell any New Securities in a firm commitment underwritten offering registered under the Securities Act, then, subject to compliance with all applicable securities laws and regulations, the Company will use its commercially reasonable efforts to cause the managing underwriter(s) of such offering to contact the Purchaser about potentially participating in such offering and to provide to the Purchaser, on the same terms, including the price per security, and subject to the same conditions, as are applicable to the public in such offering, the opportunity to purchase that amount of New Securities being offered for sale in such offering equal to up to 25% of the total amount of New Securities offered for sale in such offering (excluding securities issuable to the underwriter(s) of the offering upon exercise of an overallotment or other option to purchase additional shares).
(c)
General Terms Applicable to Participation Rights.

(i)
Notwithstanding anything to the contrary in this Section 4.16 and unless otherwise agreed by the Purchaser, in the event the Company determines to abandon a proposed offering regarding which the Company or any underwriter have provided notice to the Purchaser pursuant to this Section 4.16, the Company shall, or shall cause the managing underwriter(s), to confirm such abandonment to the Purchaser in the same manner and on the same day as such abandonment is communicated to other potential investors. If, by the tenth (10th) Business Day following delivery of notice of the offering to the Purchaser pursuant to this Section 4.16, no public disclosure regarding a transaction with respect to the applicable offering has been made, such offering shall be deemed to have been abandoned and the Purchaser shall be deemed to not be in possession of any material non-public information (as defined under the applicable securities laws) with respect to the proposed offering, unless the Company advises the Purchaser that the offering has not been abandoned. The Company understands and confirms that the Purchaser may rely on this Section 4.16 when effecting transactions in securities of the Company.
(ii)
Subject to compliance with all applicable securities laws and regulations, the Purchaser may apportion any New Securities to be purchased pursuant to its rights in this Section 4.16 in such proportion as they deem appropriate among themselves and any of their respective affiliates.
(iii)
The rights of the Purchaser under this Section 4.16 to purchase securities in an offering will be conditioned upon the completion of such offering.
(iv)
The Company and the Purchaser hereby acknowledge that nothing in this Section 4.16 constitutes an offer or the commitment by any Person to purchase any New Securities in any offering.
ARTICLE 5.

MISCELLANEOUS

5.1
Fees and Expenses.
(a)
Except as expressly set forth in the Transaction Documents to the contrary, including, inter alia, each party shall otherwise pay the fees and expenses of its or his advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement and the consummation of the Contemplated Transactions.
(b)
The Company shall pay all Transfer Agent fees (including, without limitation, any fees required for same-day processing of any instruction letter delivered by the Company and any conversion notice delivered by the Purchaser), stamp taxes and other taxes and duties levied in connection with the delivery of any Securities to the Purchaser.
5.2
Entire Agreement. The Transaction Documents, together with the exhibits and schedules thereto contain the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.
5.3
Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of: (a) the time of transmission, if such notice or communication is delivered via email attachment at the email address as set forth on the signature pages attached hereto at or prior to 5:30 p.m. (New York City time) on a Trading Day, (b) the next Trading Day after the time of transmission, if such notice or communication is delivered via email attachment at the email address as set forth on the signature pages attached hereto on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (c) the second (2nd) Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as set forth on the signature pages attached hereto.
5.4
Amendments; Waivers. No provision of this Agreement may be waived, modified, supplemented or amended except in a written instrument signed, in the case of an amendment, by the Company and the Purchaser or, in the case of a waiver, by the party against whom enforcement of any such waived provision is sought. Further, Section 2.3(b), Section 4.10 and Section 5.7, of this Agreement may not be waived, modified, supplemented or amended except in a written instrument signed by the Company Creditors. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right. Any amendment effected in accordance with this Section 5.4 shall be binding upon the Purchaser and holder of Securities and the Company.
5.5
Headings. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.
5.6
Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. Neither party may assign this Agreement or any rights or obligations hereunder without the prior written consent of the other party (other than by operation of law), except for pursuant to the Securities Purchase Rights Transfer Right and provided that (a) such transferee agrees in writing to be bound, with respect to the transferred Securities Purchase Rights and/or transferred Securities, by the representations and warranties and other applicable provisions of this Agreement and the other Transaction Documents that apply to the Purchaser acquiring the Securities (provided that each reference to the citizenship and residency in this Agreement referencing the Purchaser shall mean the citizenship and residency of such transferee), (b) the exemption relied upon by the Company in connection with the issuance of the Securities in connection with this Investment shall continue to be in full force and effect, (c) such transfer is and will remain in compliance with all applicable laws and (d) upon request, the Purchaser shall certify to the Company as to such compliance with these obligations. For avoidance of doubt, the Purchaser’s indemnification obligations and covenants set forth in Article 4 of this Agreement (other than Section 4.3) shall be performed by the Purchaser and not be assignable in connection with any such Security Purchase Rights and/or Securities Purchase Rights Transfer Rights transaction.
5.7
No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced or waived by, any other Person, except for (i) a transferee or Purchaser pursuant to the Securities Purchase Rights Transfer Right and in accordance with Section 5.6 and (ii) each of the Company Creditors.

5.8
Governing Law. All questions concerning the construction, validity, performance, enforcement and interpretation of this Agreement and other the Transaction Documents shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that all legal Proceedings concerning the interpretations, enforcement and defense of the Contemplated Transactions (whether brought against a party hereto or its or his respective affiliates, directors, officers, shareholders, partners, members, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any Action or Proceeding, any claim that it or he, as the case may be, is not personally subject to the jurisdiction of any such court, that such Action or Proceeding is improper or is an inconvenient venue for such Proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such Action or Proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it or he, as the case may be, under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. If any party shall commence an Action or Proceeding to enforce any provisions of the Transaction Documents, then the prevailing party in such Action or Proceeding shall be reimbursed by the non-prevailing party for its or his reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such Action or Proceeding. The Purchaser resides in the Republic of Panama and does hereby represent that this Section 5.8 is and will remain enforceable and binding on him and he waives any right to contest the enforceability or the governing law, personal jurisdiction and/or venue.
5.9
Survival. The Company’s representations and warranties contained in this Agreement shall not survive the Closing and final delivery of Securities pursuant to this Agreement, except for the Company’s representations and warranties contained in Sections 3.1(b), 3.1(c), 3.1(f), and 3.1(g), which shall survive for the period of the applicable statute of limitations. The Purchaser’s representations and warranties contained in this Agreement (and correspondingly any transferee(s)’ reps and warranties, as applicable) shall survive the Closing and the delivery of the Securities for the period of the applicable statute of limitations.
5.10
Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by e-mail delivery of a “.pdf” format data file or other electronic signing crated on an electronic platform (such as DocuSign), such signature shall be deemed to have been duly and validly delivered and shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such “.pdf” signature page were an original thereof.
5.11
Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.
5.12
Rescission and Withdrawal Right. Notwithstanding anything to the contrary contained in (and without limiting any similar provisions of) any of the other Transaction Documents, whenever the Purchaser exercises a right, election, demand or option under a Transaction Document, and the Company does not timely perform its related obligations within the periods therein provided, then the Purchaser may rescind or withdraw, in his sole discretion from time to time upon written notice to the Company, such notice, demand or election in whole or in part without prejudice to his future actions and rights.
5.13
Replacement of Securities. If any certificate or instrument evidencing any Securities is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof (in the case of mutilation), or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction. The applicant for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs (including customary indemnity) associated with the issuance of such replacement Securities.
5.14
Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, the Purchaser and the Company will be entitled to specific performance under the Transaction Documents. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations contained in the Transaction Documents and hereby agree to waive and not to assert in any Action for specific performance of any such obligation the defense that a remedy at law would be adequate.
5.15
Payment Set Aside. To the extent that either party makes a payment or payments to the other party pursuant to any Transaction Document or either party enforces or exercises it or his rights thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to such party, a trustee, receiver or any other Person under any law (including, without limitation, any bankruptcy law, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.
5.16
Liquidated Damages. The Company’s obligations to pay any partial liquidated damages or other amounts owing under the Transaction Documents is a continuing obligation of the Company and shall not terminate until all unpaid partial liquidated damages and other amounts have been paid notwithstanding the fact that the instrument or security pursuant to which such partial liquidated damages or other amounts are due and payable shall have been canceled.

5.17
Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then such action may be taken, or such right may be exercised on the next succeeding Business Day.
5.18
Construction. The parties agree that each of them and/or their respective counsel have reviewed and had an opportunity to revise the Transaction Documents and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of the Transaction Documents or any amendments thereto. In addition, each and every reference to share prices and shares of Common Stock in any Transaction Document shall be subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the Common Stock that occur after the Effective Date. Unless this Agreement expressly provides otherwise, each definition applies (a) for purposes of this entire Agreement, and (b) to both the singular and plural forms (and other grammatical variations) of the defined term. Unless the context indicates otherwise, each pronoun shall be deemed to include the masculine, feminine, neuter, singular and plural forms. The terms “including”, “includes”, “include”, and words of like import shall be construed broadly as if followed by the words “without limitation” or “but not limited to”. Article, Section, Schedule and Exhibit references are to the Articles, Sections, Schedules and Exhibits of this Agreement unless otherwise specified. Any capitalized terms used in any Schedule or Exhibit attached to this Agreement and not otherwise defined shall have the meanings set forth in this Agreement. The words describing the singular number will include the plural and vice versa. All references to “dollars” or “$” will be deemed references to the lawful money of the United States of America.
5.19
WAIVER OF JURY TRIAL. IN ANY ACTION, SUIT, OR PROCEEDING IN ANY JURISDICTION BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY, THE PARTIES EACH KNOWINGLY AND INTENTIONALLY, TO THE GREATEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND EXPRESSLY WAIVES FOREVER TRIAL BY JURY.

(Signature Pages Follow)

IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Sow Good Inc. By: /s/ Claudia Goldfarb Name: Claudia Goldfarb Title: Chief Executive Officer	Address for Notice: Sow Good Inc. 1440 N Union Bower Rd, Irving, Texas 75061 Attention: Claudia Goldfarb Email address: claudia@sowginc.com

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THE PURCHASER SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT

PURCHASER:

DAVID LAZAR /s/ David Lazar	Address for Notice: Mr. David Lazar 44, Tower 100 The Towers, Winston Churchill, San Francisco, Paitilla, Panama City, Panama. 07196
With a copy to (which shall not constitute notice): ABZ Law Offices Attn: Avraham Ben-Tzvi, Adv. 28 General Pierre Koenig, Floor 3 Jerusalem, Israel E-mail: abz@abz-law.com	E-Mail: david@activistinvestingllc.com

EXHIBIT A

SERIES AA PREFERRED STOCK CERTIFICATE OF DESIGNATIONS

EXHIBIT B

SERIES AAA PREFERRED STOCK CERTIFICATE OF DESIGNATIONS

CERTIFICATE OF DESIGNATIONS, PREFERENCES

AND RIGHTS OF

SERIES AAA CONVERTIBLE NON-REDEEMABLE PREFERRED STOCK

OF

SOW GOOD INC.

(Pursuant to Section 151 of the

Delaware General Corporation Law)

SOW GOOD INC., a Delaware corporation (the “Corporation”), in accordance with the provisions of Section 103 of the Delaware General Corporation Law (the “DGCL”) does hereby certify that, in accordance with Sections 151 of the DGCL, the following resolution was duly adopted by the Board of Directors of the Corporation (the “Board of Directors”) on December 31, 2025:

RESOLVED, pursuant to authority expressly set forth in the Amended and Restated Certificate of Incorporation of the Corporation, as amended (the “Certificate of Incorporation”), the issuance of a series of Preferred Stock, par value $0.001 per share (the “Preferred Stock”) designated as the Series AAA Convertible Non-Redeemable Preferred Stock, par value $0.001 per share, of the Corporation is hereby authorized and the number of shares, powers, designations, preferences and relative, participating, optional or other special rights of, and the qualifications, limitations or restrictions upon, the Series AAA Convertible Non-Redeemable Preferred Stock (in addition to any provisions set forth in the Certificate of Incorporation that are applicable to the Preferred Stock of all classes and series) are hereby fixed, and the Certificate of Designation, Preferences and Rights of Series AAA Convertible Non-Redeemable Preferred Stock (“Certificate of Designations”) is hereby approved as follows:

SECTION 1 Designation of Amount.

(a) One million five hundred thousand (1,500,000) shares of Preferred Stock shall be, and hereby are, designated the “Series AAA Convertible Non-Redeemable Preferred Stock” (the “Series AAA Preferred Stock”), par value $0.001 per share.

(b) Subject to the requirements of the DGCL, the Certificate of Incorporation and this Certificate of Designations, the number of shares of Preferred Stock that are designated as Series AAA Preferred Stock may be increased or decreased by vote of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series AAA Preferred Stock to a number less than the number of such shares then outstanding. Any shares of Series AAA Preferred Stock converted, redeemed, purchased or otherwise acquired by the Corporation in any manner whatsoever shall, automatically and without further action, be retired and canceled promptly after the acquisition thereof, and shall become authorized but unissued shares of Preferred Stock and may not be reissued as shares of Series AAA Preferred Stock when the Corporation shall take such action as may be necessary to reduce the number of authorized shares of the Series AAA Preferred Stock and may be reissued as part of a new series of any class or series of Preferred Stock in accordance with the Certificate of Incorporation.

SECTION 2 Certain Definitions.

Unless the context otherwise requires, the terms defined in this Section 2 shall have, for all purposes of this resolution, the meanings specified (with terms defined in the singular having comparable meanings when used in the plural).

“Affiliate” means any person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a person, as such terms are used in and construed under Rule 405 under the Securities Act.

“Board of Directors” shall have the meaning set forth in the preamble to this Certificate of Designations.

“Business Day” shall mean any day other than Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law to remain closed.

“Bylaws” shall mean the Amended and Restated By-Laws of the Corporation, as amended from time to time.

“Certificate of Incorporation” shall have the meaning set forth in the preamble to this Certificate of Designations.

“Common Stock” shall mean the common stock, par value $0.001 per share, of the Corporation.

“Conversion Notice” shall have the meaning set forth in Section 6(d).

“Conversion Price” shall mean $0.00800, subject to adjustment from time to time in accordance with Section 6(d).

“Conversion Time” shall have the meaning set forth in Section 6(d).

“Corporation” shall have the meaning set forth in the preamble to this Certificate of Designations.

“DGCL” shall have the meaning set forth in the preamble to this Certificate of Designations.

“Exchange Act” shall have the meaning set forth in Section 6(c).

“Holder” means any holder of Series AAA Preferred Stock, all of such holders being the “Holders.”

“Junior Securities” shall have the meaning set forth in Section 5(a).

“Parity Securities” shall have the meaning set forth in Section 5(a).

“Participating Dividends” shall have the meaning set forth in Section 4.

“Permitted Exchange” means any of The New York Stock Exchange, The Nasdaq Global Select Market, The Nasdaq Global Market, The Nasdaq Capital Market (or any of their respective successors).

“Person” shall mean any individual, partnership, company, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or agency or political subdivision thereof, or other entity.

“Preferred Stock” shall have the meaning set forth in the preamble to this Certificate of Designations.

“Requisite Holders” shall mean the holders of a majority of the then outstanding shares of Series AAA Preferred Stock.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Series AAA Preferred Stock” shall have the meaning set forth in Section 1(a).

“Stated Value” shall mean the per share stated value for a share of Series AAA Preferred Stock of $2.00, subject to adjustment in the event of any stock dividend, stock split, combination, reorganization, recapitalization, reclassification, or other similar event with respect to the Series AAA Preferred Stock.

SECTION 3 Voting Rights.

(a) Non-Voting Stock. Until the Series AA Preferred Stock are convertible under Section 6 hereof, or except as otherwise provided by the DGCL, other applicable law or as provided in this Certificate of Designations, the holders of Series AAA Preferred Stock shall not be entitled to vote (or render written consents) on any matter submitted for a vote of (or written consents in lieu of a vote as permitted by the DGCL, the Certificate of Incorporation and the Bylaws) holders of Common Stock.

(b) Limited Voting Rights. So long as any shares of Series AAA Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval of the Requisite Holders:

a.	alter, repeal or change the powers, preferences or rights of the Series AAA Preferred Stock or alter or amend this Certificate of Designations so as to adversely affect the Series AAA Preferred Stock;

b.

supplement, amend, restate, repeal, or waive any provision of the Certificate of Incorporation or Bylaws, or file any certificate of amendment, certificate of designation, preferences, limitations and relative rights of any series of preferred stock, if such action would adversely alter or change the preferences, rights, privileges or powers of, or restrictions provided for the benefit of the Series AAA Preferred Stock, regardless of whether any of the foregoing actions shall be by means of amendment to the Certificate of Incorporation or by merger, consolidation, recapitalization, reclassification, conversion or otherwise;

c.	increase or decrease (other than by conversion) the number of authorized shares of Series AAA Preferred Stock; or

d.	enter into any agreement with respect to any of the foregoing.

SECTION 4 Dividends.

If the Board of Directors shall declare a dividend or other distribution payable upon the then outstanding shares of Common Stock, whether in cash, in kind or in other securities or property (other than dividends payable in shares of Common Stock), the holders of the outstanding shares of Series AAA Preferred Stock shall be entitled to the amount of dividends as would be payable in respect of the number of shares of Common Stock into which the shares of Series AAA Preferred Stock held by each holder thereof could be converted, without regard to any restrictions on conversion, in accordance with the provisions of Section 6 hereof, such number to be determined as of the record date for determination of holders of Common Stock entitled to receive such dividend or, if no such record date is established, as of the date of such dividend (“Participating Dividends”). Participating Dividends are payable at the same time as and when dividends on the Common Stock are paid to the holders of Common Stock.

SECTION 5 Liquidation Preference.

(a) Ranking. The Series AAA Preferred Stock shall rank (i) senior to all of the Common Stock; (ii) senior to any class or series of capital stock of the Corporation hereafter created specifically ranking by its terms junior to any Series AAA Preferred Stock (“Junior Securities”); and (iii) on parity with any other class or series of capital stock of the Corporation hereafter created specifically ranking by its terms on parity with the Series AAA Preferred Stock (“Parity Securities”), in each case, as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntarily or involuntarily (each, a “Dissolution”).

(b) Distribution to Series AAA Preferred Stock and Parity Securities. Upon a Dissolution, each Holder shall be entitled to receive, prior and in preference to any distributions of any of the assets or surplus funds of the Corporation to the holders of the Common Stock and Junior Securities and pari passu with any distribution to the holders of Parity Securities, an amount per share of Series AAA Preferred Stock held by such Holder equal to the greater of (i) the Stated Value, plus any dividends declared but unpaid on such share of Series AAA Preferred Stock, or (ii) such amount per share as would have been payable had all shares of Series AAA Preferred Stock been converted into Common Stock pursuant to Section 6 (without regard to any restrictions on conversion) immediately prior to such Dissolution. If, upon any such Dissolution, the assets of the Corporation shall be insufficient to pay the holders of shares of the Series AAA Preferred Stock the amount required under the preceding sentence, the holders of Series AAA Preferred Stock and the holders of shares of Parity Securities shall share in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares of Series AAA Preferred Stock and Parity Securities held by them upon such distribution if all amounts payable on or with respect to such shares of Series AAA Preferred Stock and Parity Securities were paid in full. For the avoidance of any doubt, but without limiting the foregoing, neither a change in control of the Corporation, the merger or consolidation of the Corporation with or into any other entity, nor the sale, lease, exchange or other disposition of all or substantially all of the Corporation’s assets shall, in and of itself, be deemed to constitute a Dissolution.

SECTION 6 Conversion Rights.

(a) General. Subject to and upon compliance with the provisions of this Section 6 and subject to the Corporation’s stockholders approving each of (A) an increase in the number of authorized shares of Common Stock to enable the Corporation to issue all of the shares of Common Stock that are issuable upon the conversion of the Series AAA Preferred Stock and any Series AA Preferred Stock, par value $0.001 per share (the “Series AA Preferred Stock”), that is issued and outstanding and (B) the conversion of the Series AAA Preferred Stock and any Series AA Preferred

Stock that is issued and outstanding into shares of Common Stock in accordance with the listing rules of the Nasdaq Stock Market (the “Stockholder Approvals”), and subject to the Corporation filing an amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Charter Amendment”) evidencing such stockholder approval, each Holder shall be entitled, at its option, at any time and from time to time after the Stockholder Approvals and the filing of the Charter Amendment, to convert all or any such shares of Series AAA Preferred Stock into the number of fully paid and nonassessable shares of Common Stock equal to the number obtained by dividing (i) the Stated Value of such Series AAA Preferred Stock by (ii) the Conversion Price in effect at the Conversion Time (determined as provided in this Section 6).

(b) Fractions of Shares. Fractional shares of Common Stock may not be issued in connection with any conversion of the Series AAA Preferred Stock. As to any fraction of a share which a Holder would otherwise be entitled to receive upon such conversion, the Corporation shall pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price.

(c) Adjustments to Conversion Price.

(i) Upon Subdivisions. If, at any time after the date the first share of Series AAA Preferred Stock was issued, the number of shares of Common Stock outstanding is increased by a subdivision of shares of Common Stock, then, following the record date for the determination of holders of Common Stock affected by such subdivision, the Conversion Price in effect immediately before such subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of Series AAA Preferred Stock shall be increased in proportion to such increase in outstanding shares of Common Stock.

(ii) Upon Combinations. If, at any time after the date the first share of Series AAA Preferred Stock was issued, the number of shares of Common Stock outstanding is decreased by a combination of the outstanding shares of Common Stock into a smaller number of shares of Common Stock, then, following the record date to determine shares affected by such combination, the Conversion Price in effect immediately before such combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of Series AAA Preferred Stock shall be decreased in proportion to such decrease in outstanding shares of Common Stock.

(iii) Stock Dividends. If, at any time after the date the first share of Series AAA Preferred Stock was issued, the Corporation shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction: (1) the numerator of which shall be the total number of shares of Common Stock outstanding immediately prior to the time of such issuance or the close of business on such record date, and (2) the denominator of which shall be the total number of shares of Common Stock outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution. Notwithstanding the foregoing, (a) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this Section 6(c)(iii) as of the time of actual payment of such dividends or distributions; and (b) no such adjustment shall be made if the holders of Series AAA Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series AAA Preferred Stock had been converted into Common Stock on the date of such event.

(iv) Reorganization, Reclassification, Merger or Consolidation. If at any time or from time to time there shall be a reorganization, recapitalization, reclassification, merger or consolidation involving the Corporation in which the Common Stock is converted into or exchanged for securities, cash or property (other than a subdivision or combination provided for elsewhere in this Section 6), then, as a part of such reorganization, recapitalization, reclassification, merger, or consolidation, provision shall be made so that holders of Series AAA Preferred Stock shall thereafter be entitled to receive upon conversion of the Series AAA Preferred Stock, the kind and amount of shares of stock, cash or other property to which such holder would have been entitled if such holder had converted its shares of Series AAA Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, merger or consolidation. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 6 with respect to the rights of the holders of the Series AAA Preferred Stock after the reorganization, recapitalization, reclassification, merger or consolidation, to the end that the provisions of this Section 6 (including provisions with respect to changes in and other adjustments of the Conversion Price then in effect for the Series AAA Preferred Stock) shall be applicable after that event in as nearly equivalent a manner as may be practicable.

(d) Exercise of Conversion Privilege. In order to exercise the conversion privilege, the holder of any share of Series AAA Preferred Stock shall, (i) provide written notice in the form attached hereto as Annex A (a “Conversion Notice”) to the Corporation at any office or agency of the Corporation maintained for such purpose, that the Holder elects to convert all such shares of Series AAA Preferred Stock or, if less than the entire amount thereof is to be converted, the portion thereof to be converted and (ii) if such Holder’s shares are certificated, surrender the certificate evidencing such shares of Series AAA Preferred Stock, duly endorsed or assigned to the Corporation in blank, at such office or agency. The Conversion Notice shall state such Holder’s name or the names of the nominees in which such Holder wishes the shares of Common Stock to be issued. Series AAA Preferred Stock shall be deemed to have been converted immediately prior to the close of business on the date of surrender of such shares of Series AAA Preferred Stock for conversion in accordance with the foregoing provisions or such later time as specified in the Conversion Notice (the “Conversion Time”), and the shares of Common Stock issuable upon conversion of the specified shares shall be deemed to be outstanding of record as of such Conversion Time. As promptly as practicable on or after the Conversion Time, the Corporation shall (i) issue and shall deliver a certificate or certificates for the number of full shares of Common Stock issuable upon conversion (or a notice of such issuance if uncertificated shares are issued) and (ii) pay all declared but unpaid dividends on the shares of Series AAA Preferred Stock converted. In the case of any certificate evidencing shares of Series AAA Preferred Stock that is converted in part only, upon such conversion the Corporation shall also execute and deliver a new certificate evidencing the number of shares of Series AAA Preferred Stock that are not converted (or a notice of such issuance if uncertificated shares are issued).

(e) Notice of Adjustment of Conversion Price. Whenever the provisions of Section 6(c) require that the Conversion Price be adjusted as herein provided, the Corporation shall compute the adjusted Conversion Price in accordance with Section 6(c) and shall prepare a certificate signed by the Corporation’s principal executive officer or principal financial officer setting forth the adjusted Conversion Price and showing in reasonable detail the facts upon which such adjustment is based, and such certificate shall forthwith be filed at each office or agency maintained for such purpose for conversion of shares of Series AAA Preferred Stock and mailed by the Corporation at its expense to all holders of Series AAA Preferred Stock at their last addresses as they shall appear in the stock register.

(g) Corporation to Reserve Common Stock. Following the receipt of Stockholder Approval and the filing of the Charter Amendment, the Corporation shall at all times reserve and keep available, free from preemptive rights, out of the authorized but unissued Common Stock or out of the Common Stock held in treasury, for the purpose of effecting the conversion of Series AAA Preferred Stock, the full number of shares of Common Stock issuable upon the conversion of all outstanding shares of Series AAA Preferred Stock. Before taking any action that would cause an adjustment reducing the Conversion Price below the then par value (if any) of the shares of Common Stock deliverable upon conversion of the Series AAA Preferred Stock, the Corporation will take any corporate action that, in the opinion of its counsel, is necessary in order that the Corporation may validly and legally issue fully paid and non-assessable shares of Common Stock at such adjusted Conversion Price.

(h) Taxes on Conversions. The Corporation will pay any and all original issuance, transfer, stamp and other similar taxes that may be payable in respect of the issue or delivery of shares of Common Stock on conversion of Series AAA Preferred Stock pursuant hereto. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that of the holder of the share(s) of Series AAA Preferred Stock to be converted (nor shall the Corporation be responsible for any other taxes payable by the holders of the Series AAA Preferred Stock), and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax or has established to the satisfaction of the Corporation that such tax has been paid.

SECTION 7 Waiver. Notwithstanding anything to the contrary herein, any provisions of this Certificate of Designations may be waived on behalf of all of the holders of Series AAA Preferred Stock by the affirmative written consent or vote of the Requisite Holders.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations, Preferences and Rights to be duly executed by its Chief Executive Officer, this [__] day of [______], 2026.

By:
	Name:	Claudia Goldfarb
	Title:	Chief Executive Officer

ANNEX A

CONVERSION NOTICE

(To be Executed by the Registered Holder in order to Convert Shares of Preferred Stock)

The undersigned being the Holder of Sow Good Inc., a Delaware corporation (the “Corporation”) Series AAA Convertible Non-Redeemable Preferred Stock (the “Series AAA Preferred Stock”) hereby elects to convert the number of shares of Series AAA Preferred Stock indicated below into shares of common stock, par value $0.001 per share (the “Common Stock”), of Sow Good Inc., according to the conditions as set forth in the Certificate of Designations, Preferences and Rights of Series AAA Convertible Non-Redeemable Preferred Stock (the “Certificate of Designations”), as of the date written below. If shares of Common Stock are to be issued in the name of a Person other than the undersigned, the undersigned holder will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as may be required by the Corporation in accordance with the Securities Purchase Agreement, dated December __, 2025. No fee will be charged to the Holders for any conversion, except for any such transfer taxes.

Conversion calculations:

Date to Effect Conversion:

Number of shares of Preferred Stock owned prior to Conversion:

Number of shares of Preferred Stock to be Converted:

Stated Value of shares of Preferred Stock to be Converted:

Number of shares of Common Stock to be Issued:

Applicable Conversion Price:

Number of shares of Preferred Stock subsequent to Conversion:

Address for Delivery:

or

DWAC Instructions:

Broker no: ______________________________

Account no: _____________________________

[HOLDER]

By:
Name:
Title:

Annex A-1

EXHIBIT C

FLOW OF FUNDS

EXHIBIT D

FORM OF VOTING AGREEMENT

EXHIBIT E

WIRE INSTRUCTIONS

EXHIBIT F

CONTINUED SERVICES AGREEMENT

SCHEDULE 2.3

SETTLEMENT AND RELEASE AGREEMENTS

SCHEDULE 3.1(h)

CAPITALIZATION

SECTION 3.1(j)

MATERIAL CHANGES; UNDISCLOSED EVENTS, LIABILITIES OR DEVELOPMENTS

SCHEDULE 3.1(p)

OWNED AND LEASED PROPERTY

SCHEDULE 3.1(r)

TRANSACTIONS WITH AFFILIATES AND EMPLOYEES

SCHEDULE 3.1(w)

LISTING AND MAINTENANCE REQUIREMENTS

SCHEDULE 3.1(aa)

INDEBTEDNESS

SCHEDULE 4.15(a)

USE OF FUNDS